Exhibit 99.1

Aratana Therapeutics Reports Second Quarter 2013 Financial Results

Announces Expansion of Pet Therapeutics Pipeline

Conference Call tomorrow Tuesday, August 13, 2013, at 8 a.m. Eastern Time

KANSAS CITY, Kan. and BOSTON, Mass. August 12, 2013—Aratana Therapeutics, Inc. (NASDAQ: PETX) today announced its financial results for the second quarter of 2013, product development updates and the continued build-out of its pipeline.

For the quarter ended June 30, 2013, the Company reported a net loss of $4.2 million, or $(4.62) per share, compared with a net loss of $3.1 million, or $(10.21) per share for the quarter ended June 30, 2012. For the six months ended June 30, 2013, the Company reported a net loss of $8.3 million, or $(9.35) per share, compared with a net loss of $5.8 million, or $(19.15) per share for the six months ended June 30, 2012.

As of June 30, 2013, the Company had a total of approximately $20.2 million in cash, cash equivalents and marketable securities. This number reflects the prepayment in June of $2.7 million of expenses related to the Company’s initial public offering. In July, the Company completed the initial public offering which, together with the exercise of the underwriters’ overallotment, provided $34.2 million in net proceeds. The Company’s total cash and cash equivalents post-IPO was approximately $57.1 million.

“We are aggressively moving forward following our recent IPO with a sharp focus on our clinical programs and expanding our product pipeline,” said Dr. Steven St. Peter, President and CEO of Aratana Therapeutics. “We are pleased to share details on our progress and plans for the future.”

Development Programs and Upcoming Milestones

•	AT-001 Dog: Completed enrollment in dose-ranging field study; results expected in November 2013; anticipate U.S. approval in 2016

•	AT-001 Cat: Anticipate initiating additional proof of concept study this month; results expected in November 2013

•

AT-002 Dog: Continuing discussion with the Center for Veterinary Medicine (CVM) to gain concurrence on pivotal study design; anticipate initiating pivotal study in dogs in late 2013/early 2014; anticipate U.S. approval in 2016

•	AT-002 Cat: Continuing pilot studies to establish proof-of-concept and pivotal study design; results expected in the first half of 2014

•	AT-003 Dog: Initiated dose-ranging study in laboratory dogs; anticipate initiating discussions with the CVM on development program in 2013; anticipate U.S. approval in 2016

•	AT-003 Cat: Completed safety study in laboratory cats; anticipate initiating dose-ranging study in laboratory cats in 2013

Business Development Update

•	Aggressive effort to expand the pipeline

•	New “Option Program” allows Aratana to de-risk development candidates while securing appropriate in-licensing terms upfront; a complement to traditional in-licensing and product acquisition

•

Signed three Option Program agreements, all of which are currently in human clinical trials: one from phase 3, one from phase 2, and one having completed phase 1. Each product candidate addresses a significant unmet medical need in pets

•	Opportunity to expand product pipeline significantly, if options are exercised

•	Financial model and financing plan anticipate such continued investment; aggregate amount paid for three options less than $1 million

Upcoming Industry and Investor Events

•	“Animal Health Corridor” Activities in Kansas City

Central Veterinary Conference (August 23-26, 2013)

Aratana Therapeutics Open House (August 25, 2013)

Animal Health Research Symposium (August 26, 2013)

Animal Health Investment Forum (August 27, 2013)

•	Aratana Pet Therapeutics Primer and Product Update

Investor day to lay out comprehensively regulatory framework for pet therapeutics and provide additional Aratana program updates

Four Seasons Hotel, Boston, Mass.

September 11, 2013, 6:00-7:30 p.m. Eastern Time

The event will be webcast

Revenues and Expenses

Aratana is a development stage therapeutics company. The Company had no revenue for the quarter and six months ended June 30, 2013, and no revenue for the quarter and six months ended June 30, 2012.

Research and development expenses totaled $2.4 million for the three months ended June 30, 2013 and $4.5 million for the six months ended June 30, 2013. This compares to $1.9 million for the three months ended June 30, 2012 and $3.7 million for the six months ended June 30, 2012. The increase in research and development expenses for the three and six month periods of 2013 compared to the comparable periods in 2012 is due primarily to increased personnel in the areas of drug development, CMC and manufacturing, as well as continuing development activity for both our pain treatment program (AT-001) and our inappetence program (AT-002). In addition, in the quarter ended June 30, 2013, we began development of our post-operative pain program (AT-003), and entered into our first Option Program agreement.

General and administrative expenses totaled $1.2 million for the three months ended June 30, 2013 and $2.5 million for the six months ended June 30, 2013. This compares to $0.6 million for the three months ended June 30, 2012, and $1.1 million for the six months ended June 30, 2012. The increases are primarily associated with the build-out of our executive team, our expansion into office space in Boston, increased business development activities, one-time costs associated with the IPO and the ongoing costs associated with becoming a public company.

2013 Financial Guidance

The Company expects to end the year with between $45 and $50 million in cash and cash equivalents, which the Company expects to be sufficient to fund operations to at least the end of 2015.

Conference Call and Webcast

Date:	Tuesday August 13, 2013
Time:	8:00 a.m. Eastern Time

Conference call numbers:

Domestic:	(800) 860-2442
Canada:	(866) 605-3852
International:	(412) 858-4600

Webcast: via the Investor Relations section of the Company’s website at aratana.investorroom.com

A replay of the conference call and webcast will be available beginning approximately two hours after the completion of the call through November 10, 2013.

About Aratana Therapeutics

Aratana Therapeutics is a development-stage biopharmaceutical company focused on the licensing, development and commercialization of innovative medications for pets, or pet therapeutics. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. Aratana’s strategy is to in-license proprietary compounds from human biopharmaceutical companies and to develop these product candidates into therapeutics specifically for use in pets. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets’ medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our expected future cash balance and liquidity; expectations regarding development programs, trials, studies, and approval; expectations regarding in-license initiatives; and expectations regarding the Company’s plans and opportunities .

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; our lack of commercial sales; our failure to obtain any necessary additional financing; our substantial dependence on the success of our current compounds, AT-001, AT-002 and AT-003, which are still in development; our inability to identify, license, develop and commercialize additional product candidates; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; uncertainties regarding the outcomes of studies regarding our products; effects of competition; our failure to attract and keep senior management and key scientific personnel; our complete reliance on third-party manufacturers and third parties to conduct all our target animal studies and certain other development efforts; our lack of a sales organization; our significant costs of operating as a public company; our lack of effective internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our customers; impacts of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; our failure to comply with regulatory requirements; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an “emerging growth company,” as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption “Risk Factors” in the Company’s final prospectus filed with the Securities and Exchange Commission, or SEC, on June 27, 2013 relating to its Registration Statement on Form S-1, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

***

Contacts:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Andrew Mielach (media)

amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$—	$—	$—	$—
Operating expenses
Research and development	2,469	1,929	4,583	3,680
General and administrative	1,258	623	2,484	1,121

Total operating expenses	3,727	2,552	7,067	4,801

Loss from operations	(3,727)	(2,552)	(7,067)	(4,801)
Other income (expense)
Interest income	22	3	25	7
Interest expense	(78)	—	(102)	—
Other income	343	—	411	—

Total other income (expense)	287	3	334	7

Net loss and comprehensive loss	$(3,440)	$(2,549)	$(6,733)	$(4,794)
Unaccreted dividends on convertible preferred stock	(808)	(522)	(1,581)	(966)

Net loss attributable to common stockholders	$(4,248)	$(3,071)	$(8,314)	$(5,760)

Net loss per share attributable to common stockholders basic and diluted	$(4.62)	$(10.21)	$(9.35)	$(19.15)
Weighted average shares outstanding, basic and diluted	918,397	300,841	889,528	300,841

ARATANA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$14,349	$13,973
Short-term marketable securities	5,889	6,382
Receivable from stockholder	—	650
Prepaid expenses and other current assets	2,876	25

Total current assets	23,114	21,030
Property and equipment, net	18	19
Restricted cash	141	141
Other long-term assets	39	32

Total assets	$23,312	$21,222

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,840	$761
Accrued expenses	1,128	1,361
Current portion loan payable	625	—
Deferred income	800	800
Other current liabilities	591	562

Total current liabilities	4,984	3,484
Loan payable	4,310	—
Other long-term liabilities	98	96

Total liabilities	9,392	3,580

Total stockholders’ deficit	(28,032)	(21,555)

Total liabilities stockholders’ equity	$23,312	$21,222